Exhibit 10.7

Prepared by and return to:
Kimberly Krumholtz Lunsford
Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
777 South Flagler Drive, Suite 500 East
West Palm Beach, FL  33401










                  USE AND ACCESS AGREEMENT FOR LELY GOLF VILLAS


                                TABLE OF CONTENTS


                                                                                                          PAGE
                                                                                                          ----


STATEMENT OF BACKGROUND...........................................................................................1
         1.       ACCESS TO GOLF FACILITIES.......................................................................2
                  1.1      Unit Owner and Designated User Access..................................................4
                  1.2      Beach Hotel Guest Access..............................................................10
         2.       FEES AND CHARGES...............................................................................11
                  2.1      Initial License Fee...................................................................11
                  2.2      Annual License Fee.  .................................................................12
                  2.3      Payment of Charges.  .................................................................14
         3.       CONSTRUCTION AND OPERATION OF UNITS, CLUBHOUSE AND RENTAL
                  MANAGEMENT CENTER..............................................................................16
         4.       TERM...........................................................................................18
         5.       RESERVATIONS OF EXCLUSIVE RIGHTS OF GEI........................................................18
         6.       RECORDATION OF AGREEMENT.......................................................................19
         7.       ASSIGNMENT.....................................................................................20
                  7.1      GEI...................................................................................20
                  7.2      LGV...................................................................................21
                  7.3      Manager...............................................................................22
                  7.4      Assignment by Unit Owner..............................................................23
         8.       IDENTIFICATION CARDS...........................................................................23
         9.       MISCELLANEOUS..................................................................................24
                  9.1      Restrictions on Advertising...........................................................24
                  9.2      Notices...............................................................................24
                  9.3      Binding Effect........................................................................25
                  9.4      Governing Law.........................................................................25
                  9.5      Headings..............................................................................26
                  9.6      Attorney's Fees.......................................................................26
                  9.7      Integration...........................................................................26
                  9.8      Counterparts..........................................................................26
                  9.9      Waiver................................................................................27
                  9.10     Exhibits..............................................................................27
         10.      ARBITRATION....................................................................................27
         11.      MEMBERSHIP PROGRAM.............................................................................28
         12.      DEFAULT........................................................................................29
         13.      PROPERTY OWNER PAYMENTS........................................................................30
         14.      TEMPORARY CLUBHOUSE............................................................................31
         15.      AMENDMENT......................................................................................31


         Exhibit List
         ------------
         Golf Course Legal Description                                    A
         Lely Development Corporation Estoppel Letter                     B
         Clubhouse Legal Description                                      C
         Lely Golf Villas Legal Description                               D

         List of Mortgages and Liens                                      E
         Form of Leasehold Mortgage                                       F
         Form of Clubhouse Mortgage                                       G

                            USE AND ACCESS AGREEMENT
                              FOR LELY GOLF VILLAS



         THIS USE AND ACCESS AGREEMENT entered into as of this 4th day of March 1998, by and between GOLF ENTERPRISES, INC., a Kansas corporation (hereinafter "GEI"); LELY GOLF VILLAS I LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter "LGV").

                             STATEMENT OF BACKGROUND
         GEI is the sub-lessee and operator of the Flamingo Island and Mustang Golf courses at Lely Resort, in Naples, Florida more specifically described on Exhibit "A" attached hereto (hereinafter referred to as the "Golf Courses"), under those certain subleases between Lely Development Corporation and Breckenridge Naples Development Corporation, with a term expiring on June 30, 2034, as amended, which were assigned to GEI by that certain Assignment of Lease dated as of December 15, 1995 and recorded in O.R. Book 2136, Page 0001 of the Public Records of Collier County, Florida (the "Leases"). An estoppel letter relating to the leases is attached as Exhibit "B" hereto. GEI will also own certain land in Lely Resort, more specifically described on Exhibit "C" attached hereto ("Clubhouse Property") upon which it intends to construct a clubhouse available to the public. The Golf Courses and the clubhouse are collectively referred to herein as the "Golf Facilities."
         LGV is the owner of that certain tract of land within Lely Resort known as the Lely Golf Villas, in Naples, Florida, as described on Exhibit "D" attached to this Agreement ("Lely Golf Villas") upon which LGV intends to develop a total of 200 dwelling units to be sold as condominium units, placed in a rental program and operated as a "condominium hotel" (collectively referred to as the "Units," and individually as a "Unit").

         GEI has agreed to grant to LGV access to and use of the Golf Facilities, upon the terms and conditions set forth herein, in order to enable LGV to provide access to and use of the Golf Facilities, as provided in and subject to this Agreement, to: (a) "Unit Owners" (as hereinafter defined), and
(b) "Designated Users" (as hereinafter defined) occupying the Units.
         LGV has agreed to enter into a management agreement with a management company as set forth in Section 7.2 hereof ("Manager") to undertake the management duties of Lely Golf Villas. LGV and Manager shall be jointly and severally responsible for the obligations hereunder.
         NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), the mutual covenants, conditions and promises contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
         1.       ACCESS TO GOLF FACILITIES
         GEI hereby grants to LGV access to and use of the Golf Facilities, subject to all terms and conditions of this Agreement (specifically including payment of all fees); subject to and subordinate to all mortgages existing of record as of the date of this Agreement; and subject to such other rights, easements and licenses as other persons may have in and to the Golf Facilities as of the date of this Agreement or hereafter, in order to permit LGV to provide access and use of the Golf Facilities to "Unit Owners" and "Designated Users" (as such terms are herein defined). GEI is not aware of any such matters as of the date of this Agreement except those set forth in the Title Policy #10 0061 107 00000067 issued by Chicago Title Insurance Company on April 15, 1997 and agrees not to enter into any agreements, easements or licenses after the date hereof which will have a material adverse effect on LGV's rights hereunder. To the best of GEI's knowledge, there are no mortgages or liens of record except those contained on Exhibit "E" attached hereto and GEI agrees not to enter into any additional mortgage or other debt instrument encumbering the Golf Facilities prior to the recordation of this Agreement. Simultaneously with the execution of this Agreement GEI will execute a leasehold mortgage encumbering the Golf Courses in favor of LGV in the form attached hereto as

Exhibit "F" and a mortgage encumbering the Clubhouse Property in favor of LGV in the form attached hereto as Exhibit "G." The use and enjoyment of the rights granted hereby is intended exclusively for the benefit of the Unit Owners and the Designated Users occupying the Unit, and to no other person or persons (except as specifically set forth in Section 1.2 hereof), subject further to the limitations set forth herein.
         For each Unit, the term "Unit Owner" shall include (i) one person and his or her immediate family, comprised of a husband, wife and their dependent children under 25 years old, or (ii) two (2) adults who live together and hold themselves out to the public as the equivalent of a married couple and their dependent children under 25 years old, or (iii) two (2) joint tenants. If a Unit is owned by a corporation or other entity, the entity may designate one person and his or her immediate family or two individual persons to have the privileges of a Unit Owner. Such designated individuals may be changed one time per year upon payment of a nominal administrative fee. These entity rights are available only to an entity operating an on-going bona fide commercial business. The entity must provide to GEI its formative documents and any other documentation required by GEI to confirm its compliance with the foregoing requirements.
         For the purposes of this Agreement, "Designated Users" shall mean those persons who satisfy each of the following four conditions:

                  A. who are designated to occupy the Unit pursuant to a rental program arrangement between the Unit Owner (or the Unit Owner's agent) and Manager or who are guests of a Unit Owner or of a Designated User;

                  B. who do not exceed two persons for each bedroom in the Unit on any given day;

                  C. who are actually occupying the Unit on the day in question; and

                  D. who present an identification card (which may be photographic) mutually agreed upon by GEI and LGV, in accordance with paragraph 8 herein, or such other form of identification as GEI may deem acceptable from time to time.

                  1.1 Unit Owner and Designated User Access. Use of the Golf Facilities shall be subject to the following:

                  A. All play is subject to the provisions of this Section 1.1 and to the availability of tee times as demand for tee times may exceed those reserved pursuant to 1.1.E. GEI does not guarantee the availability of tee times except as specifically set forth in Section 1.1E.

                  B. A maximum of two Unit Owners and/or Designated Users collectively, per bedroom, per Unit, per day, shall be eligible to use the Golf Facilities (as an example and not in limitation of the foregoing, the maximum in the case of a one bedroom Unit would be two persons, and in the case of a two bedroom Unit, the maximum number would be four persons).

                  C. In all cases, LGV and Manager will be jointly and severally responsible for paying to GEI golf cart and equipment rental fees at published rates for all Unit Owners and/or Designated Users. LGV or Manager will pay to GEI the current published resort green fee for Designated Users who are occupying the Unit simultaneous with the Unit Owner. LGV and Manager will be jointly and severally responsible for paying to GEI one- half of the current published resort green fee for Designated Users who are renting the Unit through the rental program. The amount of published green fees and cart fees will be reasonable in relation to comparable golf facilities in the Naples area but will be priced at the "high end" of the market. The Golf Courses will be operated and maintained as high-end daily fee courses.

                  D. A "cancellation" or "no show" fee (as said fee is determined by GEI for other resort play but not to exceed the published resort green fee) will be charged for each player for whom GEI does not receive a cancellation prior to the lesser of the cancellation period designated by GEI or three days prior the date of play. LGV and Manager will be jointly and severally responsible for paying to GEI the lesser of (i) the cancellation or no show fee, or (ii) the amount which GEI would have been entitled to if the play had occurred. If the individual for whom a cancellation was not received is a Unit Owner whose Unit is in the rental program, the tee time shall count against his or her allocation of 42 times per year (discussed below).

                  E. GEI agrees to reserve starting times evenly throughout the day (i.e., the applicable percentage will be reserved for each hour when play is scheduled to be started) for Unit Owners and Designated Users based upon GEI's receipt of Initial License Fees (as defined below) as follows:

                         (1) Until LGV has sold (or commenced  occupancy under a
rental program of) 29 Units and GEI has received the Initial License Fees therefor, GEI will reserve 10% of the total tee times on the two courses for Unit Owners and Designated Users.

                         (2) After LGV has sold (or commenced  occupancy under a
rental program of) 29 Units and until it has sold (or commenced occupancy under a rental program of) 57 Units and GEI has received the Initial License Fees therefor, 15% of the total tee times on the two courses will be reserved for Unit Owners and Designated Users.

                         (3) After LGV has sold (or commenced  occupancy under a
rental program of) 57 Units and until it has sold (or commenced occupancy under a rental program of) 101 Units and GEI has received the License Fees therefor, 30% of the total tee times on the two courses will be reserved for Unit Owners and Designated Users.

                         (4) After LGV has sold (or commenced  occupancy under a
rental program of) 101 Units and until it has sold (or commenced occupancy under a rental program of) 151 Units and GEI has received Initial License Fees therefor, 42% of the total tee times on the two courses will be reserved for Unit Owners and Designated Users.

                         (5) After LGV has sold (or commenced  occupancy under a
rental program of) 151 Units and GEI has received the Initial License Fees therefor, 50% of the total tee times on the two courses will be reserved for Unit Owners and Designated Users.

                         (6) GEI has no  obligation to reserve tee times for any
Units which have not been either sold to retail buyers or for which occupancy under a rental program has not been commenced.

                         (7)  Unreserved  tee times  mentioned  in this  Section
1.1.E. will be released three days in advance of the day in question and made available to the general public, Unit Owners, Designated Users or such other persons as GEI may designate.

                  F. Prior to October 1 of each year during the term hereof, each Unit Owner will elect whether to place his or her Unit in the rental program for the one-year period commencing on November 1. LGV or Manager will provide written notice by October 15 of each year to GEI of which Units are in the rental program for the following year with the ability to update the list through November 1. If a Unit is not in the rental program, the eligible Unit Owners of such Unit (including all individuals defined in paragraph 1) will each be eligible to play one 18-hole round of golf per day, during the entire year without the payment of green fees. The Unit Owners may make reservations up to one year in advance.
                  G. A Unit Owner whose Unit is in the rental program will be eligible to play one 18-hole round of golf at the Golf Facilities a maximum of 42 times per year under the following conditions:

                         (1) If his or her Unit is not  occupied by a Designated
User renting the Unit through the rental program, the Unit Owner may make an advance reservation up to one year in advance and will not be required to pay a green fee. Such reservation will be canceled if the Unit is subsequently rented.

                         (2)  If the  Unit  is  occupied  by a  Designated  User
renting the Unit through the rental program, the Unit Owner will have no advance reservation rights to play golf, but shall be eligible to play on a stand-by space available basis (i.e. no reservation under this Agreement even after tee times open to public) without payment of a green fee. This play will count toward the 42 play times.

                         (3) Use under  this  Section G is  limited  during  the
months of November through April, during which a Unit Owner will be able to use the Golf Facilities a maximum of seven days during any one 30-day period and once all seven days have been used, the Unit Owner must wait ten more days before being eligible for additional golf privileges, with the exception that there may be one period of up to 14 days of use per year within a particular 30-day period (in which case the Unit Owner may not use the Golf Facilities for a period of ten days before and after the first and last day of such use).

         If a Unit Owner desires to play golf at the Golf Facilities more than 42 times per year, the Unit Owner may do so, subject to the same reservation privileges, as are applicable to the general public. The published resort green fee will be paid for such use in excess of 42 rounds during the months of November through April. During the months of May through October from 1999 through 2004, no green fee will be paid for such excess rounds. Commencing in May of 2004, one-half of the published resort green fee will be paid for such excess use during the months of May through October.

                  H. The Designated Users who are occupying a Unit through the rental program shall have the right to make reservations to play golf hereunder, subject to the following:

                         (1)  Reservations may be made up to one year in advance
if the Unit Owner or Designated User has a confirmed reservation for a Unit;

                         (2)  Reservations  shall be limited  to two  Designated
Users, per bedroom, per Unit, per day; and

                         (3) Fifty percent  (50%) of the published  resort green
fee shall be paid by LGV or Manager to GEI.

                         I.   Designated   Users  who  are  occupying  the  Unit
simultaneously with the Unit Owner shall have the right to reserve tee times, subject to the following:

                         (1)  Reservations may be made up to one year in advance
if the Designated User has a confirmed reservation for a Unit; subject to cancellation if the Unit is subsequently rented;

                         (2)  Reservations  shall be limited  to two  Designated
Users or Unit Owners per bedroom, per Unit, per day;

                         (3) The full  published  resort green fee shall be paid
by LGV or Manager to GEI.

                  J. GEI is not hereby excluded in any way from providing the same or similar rights to others, irrespective of their numbers, provided, however, that GEI will provide the tee times set forth in Section 1.1.E and will not enter into any similar agreement with a third party on terms more favorable than those herein. All Unit Owners, Designated Users, and guests of any Unit Owner or Designated User utilizing the Golf Facilities shall be subject to reasonable rules and codes of conduct for the Golf Facilities, as established from time to time by GEI, including dress codes, rules of play, and rules for the operation of the golf courses and associated facilities.

                  K. It is specifically understood that in order to invoke the access benefits as set forth herein, the names of all persons occupying each Unit with reserved tee times and Unit Owners with reserved tee times shall be provided in writing to GEI by LGV or Manager at least ten (10) days prior to the reserved tee time. In addition, LGV or Manager shall have the right to book Units and collect green fees after the ten-day notice has been given and through the date of play. A second notice including the names of all persons with reserved tee times will be provided in writing to GEI by the close of business four days prior to the date of play. Play not included on these notices shall be on a space available basis only (i.e. competing with all other play for tee times).

                  1.2 Beach Hotel Guest Access. LGV or Manager may assign some of its tee times to hotels located on the beach in Collier County in order to obtain beach access from such hotels for individuals occupying Units. Such assignment will enable tee times to be reserved for beach hotel guests. Use of any assigned tee times is subject to all terms of this Agreement (including notice under Section 1.D) and payment to GEI by LGV or Manager of full green fees and cart and equipment rental fees for all players. Such assignment shall not relieve LGV or Manager of the obligation to pay all Annual License Fees. The applicable green fee shall be the published resort green fee. In the event another hotel owner or any other entity will pay more than 10% above the published resort green fee on an on-going basis for the right to have the first opportunity to purchase tee times not reserved by Unit Owners or Designated Users within four (4) days of the date of play (i.e. tee times that would otherwise be released to public), LGV or Manager must either (i) pay the higher rate borne by the market, or (ii) forfeit the right to transfer access to a hotel granted by this Section.

         2. FEES AND CHARGES. As consideration for this Agreement, LGV agrees to pay the following fees and charges:

                  2.1 Initial License Fee. LGV or Manager shall pay an initial license fee of Seventeen Thousand Five Hundred and No/100 Dollars ($17,500.00) per Unit for each of the first 100 Units and Twenty Thousand and No/100 Dollars ($20,000.00) for each of the second 100 Units (the "Initial License Fee"). The Initial License Fee is non-refundable and is payable upon the earlier of (i) closing on a Unit, or (ii) in accordance with the schedule in Section 2.1.A. Commencing November 1, 2003, the Initial License Fee will be increased by 4% and will increase by 4% annually thereafter.

                           A. The Initial  License Fee for each of the 200 Units
shall be due and payable in accordance with the following schedule if such fee has not previously been paid as a result of the sale of the Unit:

                                    a.      Initial License Fees for 30 Units by
                                            July 1, 1999.


                                    b.      Initial    License   Fees   for   an
                                            additional 30 Units by July 1, 2000.

                                    c.      Initial    License   Fees   for   an
                                            additional 30 Units by July 1, 2001.

                                    d.      Initial    License   Fees   for   an
                                            additional 30 Units by July 1, 2002.

                                    e.      Initial    License   Fees   for   an
                                            additional 30 Units by July 1, 2003.

                                    f.      Initial    License   Fees   for   an
                                            additional 30 Units by July 1, 2004.

                                    g.      Initial    License   Fees   for   an
                                            additional 20 Units by July 1, 2005.

                          B.  The  Initial  License  Fees  shall  be paid on the
aforementioned dates regardless of whether any Units have been constructed or sold. Failure to timely make any such payments within 15 business days after GEI has provided written notice of non-payment will result in termination of the right to acquire any additional access rights. This right is independent of the default provisions of Section 12.

                          2.2 Annual License Fee.

                          A. The Annual  License  Fee shall be paid by  November
1st of each year for a "Dues Year" beginning November 1 and continuing through October 31, provided, however, that it shall commence at the earlier of closing of the Unit (or availability for occupancy through the rental program) and be prorated for that year. LGV shall provide written notice to GEI upon the sale of a Unit or the commencement of availability of a Unit for occupancy through the rental program.

                          B. For each Unit in the rental  program as of November
1st of each year, LGV or Manager shall pay to GEI the total sum of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) (the "Annual License Fee") per Unit, per year, during the Initial Term or any Extension Period.

                          C. For each Unit which has been sold but for which the
Unit Owner has elected not to be in the rental program as of November 1 of any year during the term hereof, LGV or Manager shall pay to GEI the total sum of Six Thousand and No/100 Dollars ($6,000.00) (the "Annual License Fee") per Unit, per calendar year, during the Initial Term or any Extension Period.

                          D. A Unit  Owner  may  elect to enter or  reenter  the
rental program at any time during a Dues Year. In this event, there will be no refund by GEI of any portion of the difference between the Annual License Fee paid for Units not in the rental program and those in the rental program. Unit Owners, having elected to participate in the rental program must remain in the rental program until the end of the Dues Year.

                          E. For the year in which the  closing of a Unit occurs
(or the Unit is available for occupancy through the rental program, if earlier), the Annual License Fee shall be prorated, based upon the number of days remaining in the Dues Year on the date of closing (or the date the Unit is available for occupancy through the rental program), and shall be payable on such date. Effective for the Dues Year beginning November 1, 2001 and each year thereafter, GEI will increase the Annual License Fee by four percent (4%).

                          F. The Annual  License  Fees for the final year of the
Initial Term or any Extension Period shall be paid in full by November 1st of said year, as aforesaid. After the expiration of the Agreement GEI will refund a pro rata portion of the Annual License Fees for the final Dues Year, based upon the number of days remaining in such Year after the expiration of the Agreement.

                  2.3      Payment of Charges.

                          A.   Payments  of  all  amounts   payable  under  this
Agreement for use of the Golf Facilities (excluding only the Initial License Fees and Annual License Fees) and specifically including but not limited to, all green fees, cart fees and cancellation fees, will be billed under the same terms and conditions as payments for lodging and paid to GEI by LGV or Manager as provided herein. Fifty percent (50%) of deposits collected during a month which are allocable to amounts owed hereunder will be paid to GEI within five days of the last day of the month in which they are collected. As an example and not in limitation of the foregoing, if a 20% deposit is required to reserve a Unit, 20% of the green fee and cart fee will also be collected at the same time as the deposit is collected, and, if GEI is entitled to 50% of the green fee, 10% of that amount will be paid to GEI within five days of the last day of the month payment is collected. Full payments (i.e. other than deposits which were discussed above) will be paid to GEI within five days of the 15th of the month and within five days of the last day of the month. Charges on this schedule will be payable to GEI the earlier of when payment is actually billed (i.e. LGV and Manager pay GEI upon billing player regardless of when or if payment is received) or the date of golf play. LGV and Manager are jointly and severally liable for the payment to GEI of all use charges, and assume the risk of non-collection from the player. Billing or collection in this Section shall include provision of charge card information. The pro-rata share of the credit card expenses shall be deducted from payments to GEI.

                          B. The  payment  and  reservation  records  of LGV and
Manager will be available for inspection by GEI at any time during regular business hours. In addition, LGV or Manager shall furnish GEI an annual certified review of (i) all golf reservations made through LGV or Manager, and
(ii) the amount and timing of all charges and receipts by LGV hereunder and payment to GEI of amounts therefor. Such annual statement will be prepared by LGV's auditor which will be a nationally recognized firm of independent certified public accountants according to generally accepted accounting principles, and shall be provided to GEI within ninety (90) days after the end of the calendar year to which such statement relates.

                  C. LGV and Manager shall permit GEI and/or its accountants and attorneys to examine or audit their books, records, reports and other papers and to make copies and memoranda of them and to discuss the affairs, finances and accounts of each with the officers, employees and independent public accountants of each (and by this provision those entities authorize their accountants to discuss the finances and affairs of each). The scope of such inspection, examination, audit or discussion by GEI shall be limited to reasonable times and that reasonably necessary to verify the completeness and accuracy of the reports and certifications provided to GEI. If an inspection, examination, audit or discussion pursuant to this Section reveals any underpayment of any fees or charges owed, then LGV, Manager and Association shall immediately pay GEI, upon demand, all amounts due GEI plus interest at the maximum rate permitted by law commencing from the day on which the unpaid fees or charges were due.

         3. CONSTRUCTION AND OPERATION OF UNITS, CLUBHOUSE AND RENTAL MANAGEMENT CENTER. LGV agrees to construct and operate Lely Golf Villas and the Units as follows:

                  3.1 If construction is not commenced on any Units by July 1, 2008, GEI will be entitled to terminate this Agreement and will be released from its obligations hereunder. This right is independent of the default provisions of Section 12. Any Units which are not completed by July 1, 2010 will not be eligible for use and access pursuant to this Agreement. GEI is entitled to retain all amounts received hereunder as liquidated damages and not as a penalty regardless of whether any or all of the Units are constructed.

                  3.2 LGV and Manager agree to maintain the following insurance coverage during the term of this Agreement:

                           (i) full replacement cost for all improvements at Lely Golf Villas, and

                           (ii) a minimum of $2,000,000 of aggregate limit liability coverage.

                           (iii) Such policy will name GEI as additional named insured on the liability coverage.

                  3.3 LGV agrees to operate the Lely Golf Villas and the Units as a "condominium hotel" managed by Manager, under which Units will be sold to Unit Owners who will be encouraged to place their Units in a "rental program" arrangement whereby Manager will make the Units available to occupants on a transient basis. LGV and/or Manager will operate the Lely Golf Villas as a quality mid-tier limited amenity facility such as the present operation of Park Shore Resort in Naples, Florida. GEI and LGV acknowledge that the preceding comparable facility may change and that its quality of operation as of the date of this Agreement is controlling.
                  3.4 GEI agrees to commence construction of the clubhouse in October of 1998 and, subject to force majeure delays, to complete construction 12 months thereafter. The clubhouse will have at least 12,000 square feet of air-conditioned space and will include a golf pro shop and a restaurant. The restaurant will remain open according to a schedule determined by GEI which will permit restaurant operations to be profitable. GEI will endeavor in good faith to maximize restaurant hours of operation. GEI agrees to maintain the following insurance coverage during the term of this Agreement: (i) full replacement costs for the clubhouse improvements and (ii) a minimum of $2,000,000 of aggregate limit liability coverage. Such policy will name LGV as additional named insured on the liability coverage. The clubhouse will be available to Unit Owners and Designated Users at the times it is available to the general public without regard to restrictions which are applicable to use of the Golf Courses.
                  3.5 LGV agrees to construct a temporary on-site rental management center prior to completion of the first 50 Units. A permanent center will be completed prior to the completion of 120 Units. Such management center will be clearly marked with signage reasonably acceptable to GEI to ensure that the rental nature of the Units is evident. The management center will be open a minimum of 8 hours per day, seven days per week in season. Off-season hours may be reduced to accommodate low occupancy. On site shall be anywhere on the Lely Golf Villas site.
         4. TERM. The term of this Agreement shall commence on the date of execution of this Agreement and all of the use rights granted hereunder shall expire at 11:59 p.m. on June 30, 2034 (the "Initial Term"), unless earlier terminated or revoked as provided herein. This Agreement will be automatically extended for any additional periods which the Leases are extended (each an "Extension Period"). GEI will endeavor to provide written notice to LGV pursuant to paragraph 9.2 herein prior to or upon the expiration of the Initial Term (or any Extension Period) notifying LGV of any lease extension. Failure to provide notice shall not affect the extension on termination of this Agreement as set forth in this Section. If GEI's lease is not extended, the Agreement shall automatically terminate at the end of the applicable term or period. In the event GEI acquires fee simple title to the Golf Courses, the term of this Agreement will expire June 30, 2044.
         5. RESERVATIONS OF EXCLUSIVE RIGHTS OF GEI. Nothing in this Agreement shall be construed so as to prohibit GEI in its sole discretion, from closing any or all of the Golf Facilities for maintenance, restoration, renovation or reconstruction in accordance with sound business or golf course management practices, or to establish such hours of operation of the Golf Facilities as it shall determine to be reasonable. All reservations of golf tee times under this Agreement shall be subject to weather conditions and to the percentage of tee times reserved under Section 1.1E of this Agreement, and shall also be subject to the terms and conditions of this Section 5. Notwithstanding anything else contained in this Section, GEI shall have the sole right and discretion to hold any tournaments or special events which do not reduce the percentage of tee times reserved under Section 1.1.E. Further, GEI shall have the sole right and discretion to schedule, 90 days in advance, one half-day tournament per month at the Golf Facilities which may reduce allocated tee times. GEI will ensure that tee times which were reserved prior to notification of scheduling of any such tournament are honored at another course within Lely Resort with no additional cost. To the extent that the allocated percentage of tee times which LGV would have actually used is reduced as a result of any such tournament (based on immediately preceding history or historical demand if no preceding history), LGV will be allocated tee times sufficient to replace those reduced by any such tournament within 30 days of the tournament, at reasonably equal times determined by GEI. Closing one golf course and accommodating the tee times required under this Agreement on another course will not count as a tournament hereunder.
         6. RECORDATION OF AGREEMENT. This Agreement shall be recorded in the Public Records of Collier County. This Agreement shall constitute a covenant running with GEI's leasehold interest in the land so that all subleases, assignees or other successors in interest to GEI shall be bound by the terms of this Agreement until this Agreement is terminated. Further, the holders of all mortgages on GEI's leasehold interest in the Golf Course Property and on the Golf Facilities will be required to enter into a non-disturbance and attornment agreement with LGV in form and content satisfactory to LGV which will be recorded in the Public Records with respect to the property on which Golf Facilities are located. Such non-disturbance and attornment agreement will provide that in the event of foreclosure or a conveyance in lieu of foreclosure, this Agreement shall continue in full force and effect between LGV and the party acquiring GEI's interests in the Golf Facilities and associated property and such party shall recognize LGV's rights pursuant to this Agreement, the leasehold mortgage and the fee mortgage. Notwithstanding the above, GEI makes no guarantee that Westin will be bound by this Agreement or that Westin will execute such non-disturbance and attornment agreement; however, GEI shall use diligent efforts to obtain such agreements. In addition, LGV shall include either (i) a copy of this Agreement, or (ii) a memorandum of this Agreement in a form agreed upon by GEI with any registration required for the sales of Units. LGV shall also notify each Unit Owner of the terms and conditions of this Agreement.

         7. ASSIGNMENT. This Agreement and the benefits and obligations applying to each respective party hereunder may only be assigned by each respective party as follows:

                  7.1 GEI. GEI shall not assign this Agreement without the prior written consent of LGV, which consent shall not be unreasonably withheld or delayed. GEI shall notify LGV of any proposed assignment at least thirty (30) days prior to the proposed effective date of such assignment. LGV's consent shall not be required for any assignment of all or any portion of GEI's interest in this Agreement (i) to any corporation, partnership or other entity which controls, is controlled by or is under common control with GEI or David G. Price; (ii) to any individual, corporation, partnership or other entity resulting from the merger of or consolidation with GEI; or (iii) in connection with the sale of all or a substantial portion of GEI's assets or the stock of GEI, provided that in each such instance the assignee shall employ a senior management team with a demonstrable record of golf course operations experience as of the effective date of the assignment (it being agreed that, if GEI's senior management team remains substantially intact following the assignment, this condition shall be deemed to have been satisfied); provided, however, that in each such case, the assignee shall have a net worth of at least $5,000,000, increased annually by the Consumer Price Index for all Urban Consumers, U.S. City Average, All Items 1982-84 = 100, as published by the U.S. Bureau of Labor Statistics ("CPI-U"). In the case of an assignment, the assignee shall assume in writing all of GEI's obligations under this Agreement, and GEI shall be released from liability under this Agreement. Notwithstanding the foregoing to the contrary, GEI shall be permitted to enter into subleases or concession agreements for the operation of the pro shop, food and beverage services and other related activities at the Golf Facilities and such subleases and/or concession agreements shall not be considered assignments for purposed of this paragraph requiring LGV's consent.

                  7.2      LGV.

                           A. LGV shall not assign  this  Agreement  without the
prior written consent of GEI, which consent shall not be unreasonably withheld or delayed. LGV shall notify GEI of any proposed assignment at least thirty (30) days prior to the proposed effective date of such assignment. Consent shall be deemed reasonably withheld if the assignee will not employ a senior management team with a demonstrable record of hotel/resort operations experience as of the effective date of the assignment; or the assignee has a net worth of less than $5,000,000 (increased by CPI-U per year from the date of this Agreement. In the case of an assignment, the assignee shall assume in writing all of LGV's obligations under this Agreement and LGV shall be released from liability under this Agreement. Any other assignment shall be null and void as to GEI. Notwithstanding the above, LGV shall be entitled to assign the management obligations of this Agreement one time prior to October, 1998 to an entity with substantially the same ultimate beneficial owners as LGV ("Manager") without approval by GEI provided such Manager assumes all obligations of LGV and Manager set forth in this Agreement. LGV shall not be released from any obligations hereunder as a result of such assignment to Manager.

                           B. LGV may at any time, without payment of a Transfer
Fee to GEI, transfer the rights applicable to a Unit hereunder to (i) the first retail purchaser Unit Owner(s) of such Unit; or (ii) to a subsequent retail purchaser Unit Owner of the Unit who purchased the Unit from LGV, provided that LGV obtained ownership of the Unit in question as the result of the default by the original Unit Owner under a mortgage or other security interest encumbering the Unit.

                  7.3 Manager. Manager shall not assign this Agreement without the prior written consent of GEI, which consent shall not be unreasonably withheld or delayed. Manager shall notify GEI of any proposed assignment at least thirty (30) days prior to the proposed effective date of such assignment. Consent shall be deemed reasonably withheld if the assignee will not employ a senior management team with a demonstrable record of hotel/resort operations experience as of the effective date of the assignment; or the assignee has a net worth of less than $5,000,000, increased by CPI-U per year from the date of this Agreement. In the case of an assignment, the assignee shall assume in writing all of Manager's obligations under this Agreement and Manager shall be released from liability under this Agreement. Any other assignment shall be null and void as to GEI.
                  7.4 Assignment by Unit Owner. The owner(s) of each Unit purchased directly from LGV shall have the right to assign, devise, transfer or sell his or her rights hereunder, only to a transferee of the Unit, provided that the transferee assumes the rights and obligations of the transferor Unit Owner, and provided that the applicable transfer fee (as described below) is paid. The Transfer Fee shall be Five Thousand and No/100 Dollars ($5,000.00), which may be increased each year beginning on November 1, 1999 and annually thereafter by four percent (4%). Other transfers by Unit Owners are not permitted. A transfer (i) to either spouse on account of a divorce, (ii) to a joint tenant; or (iii) to an immediate family member; shall not be considered as a transfer for Transfer Fee payment purposes. Except in the cases set forth in the preceding sentence, any other transfer (such as a transfer by bequest, intestate succession or otherwise on account of the death of a Unit Owner) shall be considered as a transfer for Transfer Fee purposes.
         8. IDENTIFICATION CARDS. In order to control usage by Unit Owners and the Designated Users, the Unit Owners and Designated Users will be required to produce identification cards (which may be photographic) mutually agreed upon by GEI and LGV. The identification cards shall be provided by the Association or the Manager to the Unit Owners and Designated Users and shall be registered in a computer registry mutually acceptable to GEI and LGV and operated by Manager or Association.


         9.       MISCELLANEOUS.
                  9.1 Restrictions on Advertising. LGV covenants that it will not mention any of the Golf Facilities in any promotion, advertisement or marketing materials without the prior written approval of GEI of any such promotion, advertisement or marketing materials, which approval will not be unreasonably withheld. All advertising and marketing materials, including script and story board, shall be submitted to GEI, as provided in Section 9.2 below or such other individual designated by GEI, at least fifteen business days in advance of the first proposed use of such material, and LGV shall be notified of GEI's approval or disapproval of such material no later than five business days after submission. In the event that an independent advertising agency under contract with LGV uses advertising or marketing materials without following the procedure mentioned in the previous sentence, such use will not be deemed a breach of this Agreement provided that (i) such failure was inadvertent; and
(ii) upon receiving notice of such use, LGV causes the use to cease as soon as is reasonably possible; and (iii) the materials are forthwith submitted to GEI for GEI's approval as provided in the previous sentence.
                  9.2 Notices. All notices and all documents to be given or delivered hereunder shall be sent to the respective parties at the address set forth hereinbelow by registered or certified mail, return receipt requested, or overnight courier or delivery service. Such notice shall be deemed received five
(5) days after sent by registered or certified mail or the first business day after if sent by overnight courier or delivery service.
                  If to GEI:       Golf Enterprises, Inc.
                                   2951 28th Street
                                   Santa Monica, CA 90405
                                   Attention: Legal Department

                  Copy to:         Bernard R. Baker, Esquire
                                   Gunster, Yoakley & Stewart, P.A.
                                   Phillips Point East
                                   777 South Flagler Drive, Suite 500
                                   West Palm Beach, Florida 33401

                  If to LGV:       A. Jack Solomon
                                   The Ronto Group
                                   3185 Horseshoe Drive
                                   Naples, FL 34104

                  Copy to:         Richard P. Hoch
                                   Westbrook Partners
                                   599 Lexington Avenue, Suite 3800

                                   New York, NY 10022

                                   Marjie C. Nealon
                                   Bilzin, Sumberg, Dunn & Axelrod, L.L.P.
                                   2500 First Union Financial Center
                                   200 South Biscayne Boulevard
                                   Miami, FL 33131-2336

                                   John L. Farquhar
                                   Ruden McClosky Smith Schuster & Russell, P.A. 200 East Broward Boulevard, Suite 1500
                                   Fort Lauderdale, FL 33301

                  9.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  9.4 Governing Law. This Agreement shall be construed under the laws of the State of Florida.

                  9.5 Headings. The headings of the paragraphs and subparagraphs of this Agreement are for the purpose of convenience only and shall not add or take away from the provisions hereof.

                  9.6 Attorney's Fees. Each party to this Agreement shall bear its own costs and attorneys' fees associated with the preparation or execution of this Agreement; however, if any legal action or other proceeding, including but not limited to any trial proceeding or appellate proceeding, is brought for the enforcement of this Agreement or because of any alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement or any Exhibit hereto, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees (including paraprofessional fees) court costs, and all other expenses even if not taxable as court costs, incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

                  9.7 Integration. This Agreement constitutes the entire Agreement between the parties and there are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement, which are not fully expressed herein. This Agreement may not be changed or terminated orally or in any manner other than by written agreement executed by both parties.
                  9.8 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same Agreement. The Agreement shall become effective when the Agreement or a counterpart has been executed by GEI, LGV and Manager, and the Acknowledgment and Acceptance has been executed by the Association.
                  9.9 Waiver. The failure or delay of GEI or LGV at any time to enforce its rights under this Agreement shall not effect the right of such party to enforce its rights under any provision of this Agreement, and any waiver by GEI or LGV of any breach of any provision of the Agreement will not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any right under this Agreement.

                  9.10 Exhibits. Exhibits are incorporated herein and made a part hereof.

         10. ARBITRATION. In the event there is a dispute concerning the rights, obligations or remedies of LGV and GEI under this Agreement (other than a dispute concerning a monetary default), the matter may be submitted to binding arbitration by either LGV or GEI. The arbitration shall consist of three arbitrators (unless the parties mutually agree to only one arbitrator) as follows: LGV and GEI shall each select one arbitrator five (5) days after receipt of notice by the other party invoking arbitration. The two arbitrators then shall jointly select the third arbitrator within ten (10) days. All three arbitrators shall be required to be partners or principals of legal firms with experience in the country club or golf industry. The decision of two of the three arbitrators shall be deemed to be the decision of the arbitrators and shall be binding on both parties as hereinafter provided. GEI and LGV shall each submit a proposal setting forth its proposed resolution of the issues(s) submitted to arbitrators within ten (10) days of notice of the selection of the third arbitrator by the first two arbitrators. The decision of the arbitrators, where appropriate, shall take into account the operation of the Golf Facilities and the Units in comparison with the operation of other similar golf facilities and rental units in Florida. The arbitrators shall investigate the facts and shall hold hearings at which the parties may present evidence and arguments, be represented by counsel, conduct cross examination and have a court reporter present. The arbitrators shall only select one of the resolutions proposed by the parties within thirty (30) days after the date upon which the last party submitted its proposal to the arbitrators which proposals must be submitted within thirty (30) days after the completion of hearing of testimony or if no testimony, after the presentation of all information. Judgment upon the decision rendered in such arbitration may be entered and enforced by any court having jurisdiction thereof. The arbitration proceeding shall be governed by the rules of the American Arbitration Association then in force and shall take place in Collier County, Florida. The prevailing party, as designated by the arbitrators, shall be entitled to recover all costs and reasonable attorneys' fees and related costs, fees or expenses of the arbitration.
         In the event GEI is the prevailing party, LGV shall be required to pay for all costs, fees and expenses incurred as a result of the arbitration.
         In the event LGV is the prevailing party, GEI shall be required to pay the costs, fees or expenses incurred as a result of the arbitration.

         11. MEMBERSHIP PROGRAM. In the event GEI implements a membership program for use of the Golf Facilities, Unit Owners will have the right to acquire membership in the Club on the terms offered by GEI. Nothing in such membership program will limit the rights provided under this Agreement.

         12. DEFAULT. If any of the parties hereto shall default in the performance of any of the covenants of this Agreement, the non-defaulting party may, at any time thereafter (and subject to the other party's right to elect arbitration for non-monetary defaults), elect any one or more of the following remedies if such default is not cured within fifteen (15) business days of receipt of written notice of such default: (i) institution of suit for damages, (ii) institution of suit for injunctive relief, (iii) institution of suit for specific performance, or (iv) exercise of its lien and collection rights under Section 13 hereof. In addition to the above, in the case of a second "Material Monetary Default" within a twelve-month period, which is not cured within fifteen (15) business days of receipt of written notice of such default, GEI may, in its sole discretion, suspend all use privileges granted under this Agreement, or terminate the Agreement. A "Material Monetary Default" is a single monetary default involving an amount of $50,000 or more. Also in addition to the above, if the Annual License Fee is not paid within thirty (30) days after receipt of written notice by LGV or Manager of LGV's or Manager's failure to timely pay the Annual License Fee, GEI may suspend all use privileges hereunder. If the Annual License Fee is not paid within six months after receipt of the aforementioned notice of failure to timely pay the Annual License Fee, GEI may terminate this Agreement without further notice.
         No right or remedy conferred upon or reserved to GEI, LGV or Manager is intended to be exclusive of any other right or remedy herein except that the right of termination shall only be available as specified in Sections 2.1.B, 3.1 and 12. Termination and/or suspension of this Agreement shall not release LGV or Manager from any payments or obligations due and payable or accrued to GEI or rescind any payment made or paid by LGV or Manager to GEI hereunder prior to the time such termination becomes effective nor release LGV or Manager from any other obligation which survives termination.
         13. PROPERTY OWNER PAYMENTS. LGV agrees to prepare and record a Declaration of Condominium, acceptable to GEI, describing this Agreement and setting forth the obligation of Unit Owners to pay, as common assessments, the Annual License Fees required by this Agreement. LGV will form a condominium Association to collect these common assessments and will use its best efforts to require Association to pay those assessments to Manager or LGV for payment hereunder. Such Declaration shall be a covenant running with the land and will be recorded against the Lely Golf Villas property prior to the sale of the first Unit and in no event later than July 1, 1999. Such Declaration shall also reference the lien rights provided to GEI herein. GEI shall have a lien against all of the property comprising Lely Golf Villas to satisfy all payments required by this Agreement. Such payments together with interest thereon and the cost of collection thereof, including attorney's fees, shall be a continuing lien against all property and each and every Unit in Lely Golf Villas. If any payment shall not be paid within thirty (30) days following the due date, GEI may, at any time thereafter, record a Claim of Lien in the Public Records of the County, setting forth any outstanding amount, the rate of interest due thereon, and the costs of collection thereof and bring an action to foreclose the lien against the property and Units in the manner in which mortgages on real property are foreclosed. There shall be added to the amount of the outstanding obligation the cost of such action, including attorney's fees incurred by GEI together with the costs of the action.

         14. TEMPORARY CLUBHOUSE. LGV agrees that GEI may use a portion of the Lely Golf Villas property (to be mutually agreed upon) as a temporary clubhouse during construction of the clubhouse.

         15. AMENDMENT. The parties acknowledge that this Agreement may be amended by a written instrument executed by both parties. It is anticipated that an amendment will be executed to address the specific billing and payment procedures developed after operations commence.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


WITNESSES:                         Golf Enterprises Inc., a Kansas corporation


__________________________         By: _____________________________
Print Name:________________        Name:___________________________
                                   Title:_____________________________

_________________________               (CORPORATE SEAL)
Print Name:________________

                                          Lely Golf Villas I Limited Partnership

                                          By:      Ronto Golf Developments,
                                                   Inc, a general partner

__________________________                By: ________________________
Print Name:_________________                  Name: A. Jack Solomon
                                              Title:   President

--------------------------
Print Name:_________________

STATE OF                            )
         -------------------------
                                     ) ss.
COUNTY OF                           )


         The foregoing instrument was acknowledged before me this day of , 1998, by ------ -------------- , the of , a ------------------------------------------
------------------------------  ----------------------------------- corporation, on behalf of the corporation. The above-named individual o is personally known to me or o has produced the following identification which is current or has been issued within the past five years and bears a serial or other identifying number and did (did not) take an oath:


         o the sworn written statement of a credible witness (who is presently known to the Notary) that the signer is personally known to the witness;

         o a driver's license or non-driver's ID issued by Florida or any other U.S. state;

         o        a U.S.  passport  or a foreign  passport  stamped  by the U.S.
                  Immigration and Naturalization Service;

         o        a U.S. military ID;

         o a Canadian or Mexican driver's license issued by an official agency;

         o for an inmate in custody, an ID issued by the Florida Department of Corrections;


                                                     Print Name:
                                                     NOTARY PUBLIC - STATE OF
                                                     Commission Number:
                                                     My commission expires:

                  (Notarial Seal)

STATE OF                            )
         -------------------------
                                            ) ss.
COUNTY OF                           )

         The foregoing instrument was acknowledged before me this day of , 1998, by A. Jack Solomon, president of Ronto Golf Developments, Inc., a general partner of Lely Golf Villas I Limited Partnership, a general partnership, on behalf of the partnership. The above-named individual o is personally known to me or o has produced the following identification which is current or has been issued within the past five years and bears a serial or other identifying number and did (did not) take an oath:


         o the sworn written statement of a credible witness (who is presently known to the Notary) that the signer is personally known to the witness;

         o a driver's license or non-driver's ID issued by Florida or any other U.S. state;

         o        a U.S.  passport  or a foreign  passport  stamped  by the U.S.
                  Immigration and Naturalization Service;

         o        a U.S. military ID;

         o a Canadian or Mexican driver's license issued by an official agency;

         o for an inmate in custody, an ID issued by the Florida Department of Corrections;


                                                     Print Name:
                                                     NOTARY PUBLIC - STATE OF
                                                     Commission Number:
                                                     My commission expires:

                  (Notarial Seal)

                               EXHIBITS "A" - "G"